Exhibit 99.1

Lumen Technologies Extends its NOL Rights Plan

Lumen extends its NOL Rights Plan to Dec. 1, 2026 to protect valuable federal net operating loss carryforwards

DENVER, Nov. 20, 2023 – Lumen Technologies (NYSE: LUMN) today announced that its board of directors has unanimously approved the amendment and restatement of its Section 382 Rights Agreement (the “NOL Rights Plan”) to, among other things, extend its expiration date from Dec. 1, 2023 to Dec. 1, 2026.

The company has extended its NOL Rights Plan through Dec. 1, 2026 to protect its federal net operating loss carryforwards of approximately $1 billion as of Dec. 31, 2022, which, if available, can be used to reduce its future payments of U.S. federal income taxes.

The NOL Rights Plan, as amended, was approved by the company’s shareholders at its 2021 Annual Meeting of Shareholders by approximately 90% of the votes cast. The company intends to submit the amendment and restatement of the NOL Rights Plan for ratification by the company’s shareholders at its 2024 Annual Meeting of Shareholders. If shareholder ratification is not obtained by Dec. 1, 2024, the NOL Rights Plan will terminate on such date, if not earlier terminated as provided therein.

The amended and restated NOL Rights Plan also reflects various updates to reflect changes since the plan’s adoption. Additional information about the amendment and restatement will be contained in reports on Form 8-K and Form 8-A/A that the company plans to file with the U.S. Securities and Exchange Commission.

About Lumen Technologies:

Lumen connects the world. We are igniting business growth by connecting people, data, and applications – quickly, securely, and effortlessly. Everything we do at Lumen takes advantage of our network strength. From metro connectivity to long-haul data transport to our edge cloud, security, and managed service capabilities, we meet our customers’ needs today and as they build for tomorrow. For news and insights visit news.lumen.com, LinkedIn: /lumentechnologies, Twitter: @lumentechco, Facebook: /lumentechnologies, Instagram: @lumentechnologies and YouTube: /lumentechnologies. Lumen and Lumen Technologies are registered trademarks of Lumen Technologies LLC in the United States. Lumen Technologies LLC is a wholly-owned affiliate of Lumen Technologies, Inc.

Forward Looking Statements:

Except for historical and factual information, the matters set forth in this release include forward-looking statements (as defined by the federal securities laws), which are subject to the “safe harbor” protections thereunder. These forward-looking statements are not guarantees of future results and are based on current expectations only, are inherently speculative, and are subject to a number of assumptions, risks and uncertainties, many of which are beyond our control. Actual events and results may differ materially from those anticipated, estimated, projected or implied by us in those statements. Factors that could affect actual results include, but are not limited to, the risks referenced from time to time in our filings with the U.S. Securities and Exchange Commission. We undertake no obligation to publicly update or revise for any reason any of our forward-looking statements, which speak only as of the date made.

Media Contact:

Esmeralda Cameron

Lumen Technologies

P: 201-839-0712

esmeralda.cameron@lumen.com

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